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8 April 1998

PRIVATE AND CONFIDENTIAL
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
USA
Ladies and Gentlemen

We are aware that Aladdin Gaming Holdings, LLC and Aladdin Capital Corp. have included our report dated 5 December 1997 (issued pursuant to the provisions of United Kingdom Bulletin "Review of Interim Financial Information", issued by the United Kingdom Accounting Practices Board, which provisions are substantially consistent with the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-4 to be filed on or about 8 April 1998. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly
/s/ PRICE WATERHOUSE
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Price Waterhouse